UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2012

BMC SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16393	74-2126120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

	2101 CITYWEST BLVD., HOUSTON, TX	77042-2827
	(Address of principal executive offices)	(Zip Code)

(713) 918-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 2, 2012, BMC Software, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”) to settle the proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s 2012 annual meeting of stockholders (the “Annual Meeting”). Based upon a recommendation of the Board’s Corporate Governance & Nominating Committee and concurrent with the execution of the Agreement, the Board has determined to increase the size of the Board from ten to twelve directors, effective as of the date of the Annual Meeting, and to nominate Carl James Schaper and John M. Dillon (together, the “Nominees”) for election, along with the ten incumbent directors nominated for re-election, as directors of the Company at the Annual Meeting. If elected, Mr. Schaper and Mr. Dillon will serve as directors until the Company’s 2013 annual meeting of stockholders and until his respective successor has been duly elected and qualified. Additionally, under the terms of the Agreement and in the event of election to the Board, Mr. Dillon will join the Company’s M&A Committee and Mr. Schaper will join the Company’s Compensation Committee.

Under the terms of the Agreement, Elliott agreed to withdraw its notice to the Company of its intention to nominate certain individuals at the Annual Meeting and agreed to immediately cease all efforts related to its own proxy solicitation. Elliott agrees that it will vote all its shares of the Company’s common stock for each of the Company’s nominees for election to the Board at the Annual Meeting, and in favor of each of the other matters being voted on at the Annual Meeting. Other elements of the Agreement include:

•	The Company agreed the size of the Board may be increased to more than twelve directors during the term of the Agreement only (i) after the Annual Meeting and (ii) upon a unanimous vote of the Board;

•

Elliott further agreed, during the term of the Agreement, not to, among other things and subject to certain exceptions: (i) effect or seek to effect, whether alone or in concert with others, any extraordinary transaction involving the Company, (ii) form, join, encourage, influence, advise or in any way participate in a “group” as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934 (the “Exchange Act”), (iii) make any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act), (iv) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), (v) enter into any voting trust or similar arrangement, or (vi) enter into any discussions, negotiations, agreements or understandings with any third party with respect to the foregoing; and

•

The Agreement will terminate on the earlier of (i) the Company’s material breach of its obligations with respect to the nomination and appointment to the respective committees of Messrs. Dillon and Schaper, (ii) the date that is 30 days prior to the expiration of the earlier of the Company’s advance notice period for the nomination of directors or the Company’s advance notice period for the submission of proposals at the 2013 annual meeting of stockholders (which dates do not refer to the date for submission of stockholder proposals as established by Rule 14a-8 of the Exchange Act), (iii) the date that each of the Nominees has resigned or been removed from any committee of the Board to which such Nominee has been appointed, other than as a result of their inability to serve and (iv) such other date as established by mutual consent of the Company and Elliott.

A copy of the Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement. On July 3, 2012, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Agreement, dated July 2, 2012, by and among BMC Software, Inc. and Elliott Associates, L.P. and Elliott International, L.P.

99.1	Press release, dated July 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC Software, Inc.

Date: July 3, 2012	/s/ Patrick K. Tagtow
Patrick K. Tagtow
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated July 2, 2012, by and among BMC Software, Inc., Elliott Associates, L.P. and Elliott International, L.P.

99.1	Press release, dated July 3, 2012